EXHIBIT 99.1

CONTACT:	Tim Mammen	David Calusdian
	Chief Financial Officer	Executive Vice President
	IPG Photonics Corporation	Sharon Merrill Associates, Inc.
	(508) 373-1100	(617) 542-5300
IPG PHOTONICS REPORTS 37 PERCENT REVENUE GROWTH FOR SECOND QUARTER 2007
Leader in Fiber Laser Technology Increases Operating Income by 35 Percent
and Net Income by 33 Percent
OXFORD, Mass. — August 7, 2007 — IPG Photonics Corporation (Nasdaq: IPGP), the global leader in high-performance fiber lasers and amplifiers for diverse applications, today reported that revenues for the second quarter of 2007 increased by 37% to $44.0 million, up from $32.2 million for the second quarter of 2006. For the first six months of 2007, revenues increased 32% to $85.7 million from $64.9 million in the first six months of 2006. Results were driven primarily by continued strong sales of the Company’s fiber lasers used for materials processing applications, which increased by 47% over the second quarter of 2006 to $33.9 million.
Operating income increased 35% to $10.1 million for the second quarter of 2007, up from $7.5 million for the same period in 2006. Net income for the second quarter of 2007 increased 33% to $6.4 million from $4.8 million, and earnings per diluted share increased 17% to $0.14 from $0.12. Operating expenses for the second quarter of 2007 increased by $4.4 million to $10.2 million, or 23% of revenue, compared with 18% in 2006, as a result of the growth in the Company’s scale and expenses associated with being a public company.
For the first six months of 2007, operating income increased 41% to $21.2 million, up from $15.0 million for the same period in 2006. Net income increased 67% to $13.0 million from $7.8 million, and earnings per diluted share increased 53% to $0.29 from $0.19.

	Three Months Ended			Six Months Ended
	June 30,			June 30,
(In millions, except per share data)	2007	2006	% Change	2007	2006	% Change
Revenue	$44.0	$32.2	37%	$85.7	$64.9	32%

Gross Margin	46.2%	41.5%		46.3%	39.7%

Operating Income	$10.1	$7.5	35%	$21.2	$15.0	41%

Operating Margin	23.0%	23.3%		24.7%	23.1%

Net Income	$6.4	$4.8	33%	$13.0	$7.8	67%

Earnings per diluted share	$0.14	$0.12	17%	$0.29	$0.19	53%
There were no adjustments to net income and earnings per share in the second quarter of 2007. For the second quarter of 2006, adjusted net income was $5.1 million and adjusted earnings per diluted share were $0.13. Adjusted net income and adjusted earnings per share for the second quarter of 2006 are non-GAAP measures. Adjusted net income for the second quarter of 2006 excludes a $0.3 million charge related to the change in the fair value of the Company’s previously outstanding series B warrants, and adjusted earnings per diluted share excludes additional amounts of $0.5 million in accretion related to preferred stock and $0.6 million related to income attributable to preferred stock. Please refer to the exhibit to this press release for a reconciliation of adjusted net income and adjusted earnings per share to net income and earnings per share, respectively, for 2006.
Cash and cash equivalents were $46.7 million on June 30, 2007, compared to $75.7 million on December 31, 2006, mainly as a result of the repayment of $18.2 million of term debt and capital expenditures of $17.8 million.

IPGP Q2 Results/2
Comments on the Second Quarter
“IPG continued to displace conventional laser technologies in a growing number of applications and industries,” said Dr. Valentin Gapontsev, IPG Photonics’ Chief Executive Officer. “Once again, our operating model delivered improved quarterly financial results. Second quarter growth continued to be driven by increased sales of our high-power fiber lasers in the materials processing market. Our pulsed lasers used for marking applications and our line of low-powered lasers used in medical systems also experienced strong sales gains.”
“IPG reported good sales growth in China this quarter after we opened our new sales and service center in April,” continued Dr. Gapontsev. “Operationally, we continued to build our infrastructure to strengthen our position as the only vertically integrated manufacturer of fiber lasers. Our state-of-the-art, 30,000 square foot semiconductor plant in Massachusetts is now complete and houses the first of several high volume multi-wafer molecular beam epitaxy reactors. We also fully commissioned our new specialty optical fiber plant in Germany, which increases our fiber production capacity and provides us with a new generation of higher performance fibers.”
Business Outlook
“We are pleased that the marketplace has recognized and responded to the superiority of our fiber laser products. We plan to capitalize on this demand,” concluded Dr. Gapontsev.
For the third quarter of 2007, IPG Photonics expects revenues in the range of $44 million to $49 million. The Company anticipates earnings per diluted share in the range of $0.14 to $0.18 based on 45,631,000 common shares, which includes 42,974,000 basic common shares outstanding and 2,657,000 potentially dilutive options at June 30, 2007.
Conference Call Reminder
The Company will hold a conference call to review its financial results and business highlights today, Tuesday, August 7 at 10:00 a.m. ET. You can listen to the live webcast by going to the Company’s website at www.ipgphotonics.com prior to the event’s broadcast. Interested parties unable to listen to the live call may access an archived version of the webcast on IPG’s website. To participate, please dial (719) 457-2654 or (888) 208-1812 five minutes prior to the start of the call.
Use of Non-GAAP Financial Measures
In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release contains non-GAAP financial measures of adjusted net income and adjusted earnings per share for 2006, in each case excluding the impact of the fair value adjustment to the series B warrants and preferred stock accretion. The Company believes that the inclusion of these non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of growth in the Company’s core operating results and future prospects, and can also help investors who wish to make comparisons between IPG Photonics and other companies. IPG Photonics management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring its core operating performance and comparing such performance to that of prior periods and to the performance of the Company’s competitors. These measures also are used by management in its financial and operating decision-making.
The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this press release may be different from, and therefore may not be comparable to, similar measures used by other companies. Although non-GAAP financial measures used in this release exclude the accounting treatment of the fair value adjustment to the series B warrants and preferred stock accretion, these non-GAAP measures should not be relied upon independently, as they do not reflect the impact that these items have on the Company’s operating results. Reconciliations of the non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures are set forth in the exhibit to this press release.

IPGP Q2 Results/3
About IPG Photonics Corporation
IPG Photonics is a leading global manufacturer of high-performance fiber lasers and amplifiers for diverse applications in numerous markets, such as materials processing, communications, medical, and scientific and research. Founded in 1990, IPG Photonics pioneered the development and commercialization of optical fiber-based lasers, a new generation of lasers that combine the advantages of semiconductor diodes with the high amplification and precise beam qualities of specialty optical fibers. Fiber lasers deliver superior performance, reliability and usability at a lower total cost of ownership compared with conventional lasers, allowing end-users to increase productivity and lower operating costs. For more information on IPG Photonics, please visit www.ipgphotonics.com.
Safe Harbor Statement
Information and statements provided by the Company and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, those relating to increasing demand for the Company’s products, growth rates, and displacing existing laser technologies, achieving strong performance in 2007, and the Company’s revenue and EPS guidance for the third quarter of 2007. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the Company’s ability to penetrate new applications for fiber lasers and increase market share, the rate of acceptance and penetration of IPG’s products, effective management of growth, level of fixed costs from its vertical integration, intellectual property infringement claims and litigation, interruption in supply of key components, contract cancellations, manufacturing risks, competitive factors including declining average selling prices, building and expanding field service and support operations, uncertainties pertaining to customer orders, demand for products and services, development of markets for the Company’s products and services and other risks identified in the Company’s SEC filings. Readers are encouraged to refer to the risk factors described in the Company’s Annual Report on Form 10-K (filed with the SEC on March 27, 2007) and its periodic reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof.
The Company undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
IPGP-G

IPGP Q2 Results/4
IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(in thousands, except per share data)
NET SALES	$43,952	$32,184	$85,705	$64,927
COST OF SALES	23,633	18,841	46,055	39,119

GROSS PROFIT	20,319	13,343	39,650	25,808

OPERATING EXPENSES:

Sales and marketing	2,836	1,263	4,745	2,343
Research and development	2,388	1,387	4,517	2,622
General and administrative	4,989	3,154	9,230	5,813

Total operating expenses	10,213	5,804	18,492	10,778

OPERATING INCOME	10,106	7,539	21,158	15,030

OTHER INCOME (EXPENSE), Net:

Interest income (expense), net	117	(354)	513	(709)
Fair value adjustment to Series B Warrants	—	(357)	—	(2,219)
Other income (expense), net	(8)	4	36	12

Total other income (expense)	109	(707)	549	(2,916)

INCOME BEFORE PROVISION FOR INCOME TAXES AND MINORITY INTERESTS IN CONSOLIDATED SUBSIDIARIES	10,215	6,832	21,707	12,114

PROVISION FOR INCOME TAXES	(3,611)	(1,939)	(8,118)	(3,866)
MINORITY INTERESTS IN CONSOLIDATED SUBSIDIARIES	(216)	(110)	(588)	(398)

NET INCOME	$6,388	$4,783	$13,001	$7,850

NET INCOME PER SHARE:
Basic	$0.15	$0.13	$0.30	$0.22
Diluted	$0.14	$0.12	$0.29	$0.19
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	42,974	27,074	42,942	26,923
Diluted	45,631	31,156	45,616	30,908

ADJUSTED EARNINGS PER SHARE*	$0.14	$0.13	$0.29	$0.27
ADJUSTED SHARES OUTSTANDING*	45,631	38,663	45,616	38,415

*	Please refer to the exhibit to this press release for a reconciliation of adjusted earnings per share to earnings per share, respectively.

IPGP Q2 Results/5
IPG PHOTONICS CORPORATION
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2007	2006
	(in thousands, except share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$46,709	$75,667
Accounts receivable, net	26,726	22,353
Inventories, net	52,691	42,162
Income taxes receivable	5,881	80
Prepaid expenses and other current assets	7,914	6,586
Deferred income taxes	8,717	9,591

Total current assets	148,638	156,439
DEFERRED INCOME TAXES	3,506	3,801
PROPERTY, PLANT, AND EQUIPMENT, Net	81,483	67,153
OTHER ASSETS	6,498	5,099

TOTAL	$240,125	$232,492

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving line-of-credit facilities	$10,732	$2,603
Current portion of long-term debt	—	8,299
Accounts payable	10,788	7,640
Accrued expenses and other liabilities	14,380	13,940
Income taxes payable	1,930	8,289

Total current liabilities	37,830	40,771

DEFERRED INCOME TAXES	4,955	232

LONG-TERM DEBT	20,000	30,068

COMMITMENTS AND CONTINGENCIES MINORITY INTERESTS	3,415	2,827

STOCKHOLDERS’ EQUITY:
Common stock	4	4
Additional paid-in capital	272,326	271,122
Notes receivable from stockholders	—	(23)
Accumulated deficit	(107,391)	(120,392)
Accumulated other comprehensive income	8,986	7,883

Total stockholders’ equity	173,925	158,594

TOTAL	$240,125	$232,492

IPGP Q2 Results/6
GAAP TO NON-GAAP RECONCILIATION-NET INCOME AND EARNINGS PER SHARE

	June 30,		June 30,
RECONCILIATION OF BASIC EPS TO ADJUSTED EPS - FOR THREE MONTHS ENDED	2007	EPS	2006	EPS
	(in thousands, except for per share data)
Reconciliation of shares used to calculate adjusted EPS Weighted average basic shares outstanding	42,974		27,074

Total common shares issued upon conversion of preferred stock	—		9,296
Potentially dilutive options	2,657		2,293

Adjusted common equivalent shares outstanding	45,631		38,663

Net income allocable to common stockholders and basic EPS	$6,388	$0.15	$3,637	$0.13
Dilutive effect of additional shares on basic EPS		(0.01)		(0.04)
Accretion of preferred stock	—	—	518	0.01
Income attributable to preferred stock	—	—	628	0.02

Net income	$6,388	$0.14	$4,783	$0.12
Fair value adjusment to series B warrants	—	—	357	0.01

Adjusted net income	$6,388	$0.14	$5,140	$0.13

	June 30,		June 30,
RECONCILIATION OF BASIC EPS TO ADJUSTED EPS - FOR SIX MONTHS ENDED	2007	EPS	2006	EPS
	(in thousands, except for per share data)
Reconciliation of shares used to calculate adjusted EPS Weighted average basic shares outstanding	42,942		26,923

Total common shares issued upon conversion of preferred stock	—		9,296
Potentially dilutive options	2,674		2,196

Adjusted common equivalent shares outstanding	45,616		38,415

Net income allocable to common stockholders and basic EPS	$13,001	$0.30	$5,811	$0.22
Dilutive effect of additional shares on basic EPS		$(0.01)		$(0.07)
Accretion of preferred stock	—	—	1,036	$0.03
Income attributable to preferred stock	—	—	1,003	$0.03

Net income	$13,001	$0.29	$7,850	$0.21
Fair value adjusment to series B warrants	—	—	2,219	$0.06

Adjusted net income	$13,001	$0.29	$10,069	$0.27